Exhibit 99.1

Athenex Announces Superior Response and Survival with Lower Neuropathy of a Novel Oral

Paclitaxel versus IV Paclitaxel in Treatment of Metastatic Breast Cancer

First oral taxane to demonstrate superior response rate and overall survival compared to IV paclitaxel in a Phase III clinical trial

Data to be presented today in an oral presentation at the 2019 San Antonio Breast Cancer Symposium (SABCS)

BUFFALO, N.Y., December 13, 2019 – Athenex, Inc. (Nasdaq: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer, today announced results from a pivotal Phase III clinical trial showed oral paclitaxel and encequidar had superior response and survival with much lower incidence and severity of neuropathy compared to IV paclitaxel in the treatment of metastatic breast cancer. For additional details on the study results, please refer to the abstract GS6-01, which can be found online at https://www.abstractsonline.com/pp8/#!/7946.

Dr. Rudolf Kwan, Chief Medical Officer of Athenex, commented, “Oral paclitaxel and encequidar is the first oral taxane to demonstrate in a Phase III study statistically significant improvement in response rate and median overall survival compared to IV paclitaxel, in the treatment of metastatic breast cancer while associated with a much lower incidence and severity of neuropathy. We believe these data suggest the potential for oral paclitaxel and encequidar to provide an important advance in the management of patients with metastatic breast cancer.”

These results will be presented in an oral presentation today at the 2019 San Antonio Breast Cancer Symposium (SABCS) at 3:15 p.m. CT in General Session 6 in Hall 3 of the Henry B. Gonzalez Convention Center in San Antonio, Texas, and were selected for the official SABCS press program at 7:30 a.m. CT.

The Orascovery platform was initially developed by Hanmi Pharmaceuticals and licensed exclusively to Athenex for all major worldwide territories except Korea, which is retained by Hanmi.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next-generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform, and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on nonabsorbed P-glycoprotein inhibition, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; multiple locations in Chongqing, China; Manchester, UK; Guatemala City, Guatemala and Buenos Aires, Argentina. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evaluate,” “expect,” “foresee,” “guidance,” “intend,” “investigate,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “prepare,” “potential,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our reliance on third parties for success in certain areas of Athenex’s business; our history of operating losses and need to raise additional capital to continue as a going concern; our ability to integrate CIDAL’s assets into our existing operations; competition; intellectual property risks; risks relating to doing business in China; the uncertainty of when, if at all, we will be able to resume producing API in our Chongqing plant; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

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CONTACTS

Athenex, Inc.:

Jacqueline Li

Corporate Development and Investor Relations

Email: JacquelineLi@athenex.com

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Direct: 212-915-2564